Exhibit 4.1

EXECUTION COPY

DIMON INCORPORATED

AND

SUNTRUST BANK

as TRUSTEE

9 5/8 % SENIOR NOTES DUE 2011

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 1, 2004

Supplementing the Indenture

dated October 30, 2001

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 1, 2004, among DIMON Incorporated, a Virginia corporation (the “Company”), and SunTrust Bank (the “Trustee”).

WHEREAS, the Company, has heretofore executed and delivered to the Trustee an Indenture dated as of October 30, 2001 (the “Indenture”), providing for the issuance of 9 5/8 % Senior Notes due 2011;

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may waive any Default or Event of Default and amend the Indenture with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes;

WHEREAS, the Company desires to effect a waiver of an Event of Default under the Indenture as set forth in Section 2 hereof;

WHEREAS, the Company desires to amend the Indenture, as set forth in Section 3 hereof;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the waiver and amendment effected by this Supplemental Indenture; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Waiver. The Holders hereby waive the following Defaults and Events of Default:

(a) The following Restricted Payments (the “Waived Restricted Payments”), which were made in violation of Section 3.12 of the Indenture:

Date of Payment	Approx. Amount	Description of Payment
December 12, 2003	$3,382,835	Common stock dividend
September 24, 2004	$3,385,597	Common stock dividend
June 24, 2004	$3,387,147	Common stock dividend
March 26, 2004	$3,384,897	Common stock dividend
Various dates between December 18, 2003 and September 29, 2004	$8,690,750	Multiple advances to, and guarantees of debt of, Green Natural Fibers, LLC, a majority- owned subsidiary

(b) Any Defaults or Events of Default arising due to defaults resulting in acceleration of amounts due under other Indebtedness of the Company caused by or relating to the Waived Restricted Payments.

(c) Any other Defaults or Events of Default arising from or relating to the Waived Restricted Payments, including any failure to provide notice of such Defaults or Events of Default to the Trustee as provided by the Indenture.

3. Amendment to Section 3.12. The “Limitation on Restricted Payments” covenant contained in Section 3.12 of the Indenture is hereby amended by adding the following clause (e) after the existing clause (d) thereof:

(e) Clause (a) of this Section 3.12, however, will not prohibit (i) the declaration and the payment of any cash dividend to holders of the Company’s common stock, without par value (the “Common Stock”), if such dividend payment and all dividend payments paid to holders of Common Stock in any single fiscal quarter ending on or prior to June 30, 2005 do not exceed $3.525 million, or (ii) Investments in any Subsidiary made after the date hereof and prior to December 31, 2005 in an aggregate amount not to exceed $2 million.

4. Effectiveness. This Supplemental Indenture shall become effective only upon the satisfaction of the conditions described in that certain Consent Solicitation Statement dated October 11, 2004 related to the Consent Solicitation (as defined therein), as supplemented by that certain Supplemental Consent Solicitation Statement dated October 27, 2004.

5. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, legality or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

DIMON INCORPORATED

By:	/s/ Brian J. Harker
Name:	Brian J. Harker
Title:	Chairman and Chief Executive Officer

By:	/s/ James A. Cooley
Name:	James A. Cooley
Title:	Senior Vice President-Chief Financial Officer

SUNTRUST BANK

By:	/s/ Nancy C. Harrison
Name:	Nancy C. Harrison
Title:	Vice President